Exhibit 99.1

Molina Healthcare to Acquire Medicaid Assets of Integral Health Plan, Inc. in the State of Florida

LONG BEACH, Calif.--(BUSINESS WIRE)--August 3, 2015--Molina Healthcare, Inc. (NYSE: MOH) and Integral Health Plan, Inc. (d/b/a Integral Quality Care) announced today that Molina Healthcare of Florida, Inc., a wholly owned subsidiary of Molina Healthcare Inc., has entered into a definitive agreement to acquire certain assets of the Medicaid business of Integral Quality Care. As a part of the transaction, Molina Healthcare of Florida will receive the right to assume Integral’s Medicaid members in the state of Florida, certain provider agreements, as well as other assets related to the operation of the Medicaid business. Molina Healthcare of Florida will fund the transaction with available cash on hand at the parent. Subject to regulatory approvals and the satisfaction of other closing conditions, the closing of the transaction is expected to occur during the fourth quarter of 2015.

Integral Quality Care is a non-profit, provider-sponsored corporation operating as a Provider Service Network (PSN) and full-risk health plan. The Company administers health care services to Medicaid beneficiaries in the following Florida regions: Northwest (Pensacola/Medicaid Region 1, Tampa/Medicaid Region 6) and Southwest (Medicaid Region 8) for more than 90,000 Medicaid enrollees.

“We are proud to welcome the members of Integral Quality Care to Molina, and we look forward to continuing both Integral’s and Molina’s shared mission of providing high quality care,” said Maritza Borrajero, president of Molina Healthcare of Florida. “The acquisition will allow Molina to provide services in seven regions across the state and further demonstrates our commitment to Medicaid, the state of Florida and those in need of government-sponsored health care.”

Jennifer A. Sweet, CEO of Integral Quality Care, added, “Integral is pleased to have established this agreement with Molina Healthcare of Florida, which we expect will continue the Plan’s history of providing compassionate health benefits to our Medicaid members and respectful partnering with the healthcare providers that deliver care to our members.”

About Molina Healthcare of Florida, Inc.

Molina Healthcare of Florida is contracted with the Florida Agency for Health Care Administration for both the Managed Medical Assistance (MMA) and Long-term Care (LTC) components of the Statewide Medicaid Managed Care (SMMC) program, serving a total of 25 counties under those combined programs. Molina Healthcare of Florida also operates Medicare Dual-Eligible Special Needs Plans in seven Florida counties, and offers certified Qualified Health Plans to individuals on the Florida Health Insurance Exchange in the non-group health insurance marketplace. Total enrollment across all products approximates 350,000 as of June 2015.

About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation and in the Commonwealth of Puerto Rico, Molina currently serves approximately 3.4 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

About Integral Health Plan, Inc.

Founded in 2009, Integral Quality Care, Inc. is a non-profit Medicaid health plan with a mission to deliver high quality, accessible care to its members. As a provider sponsored network, the Company’s sponsors include Collier Health Services, Inc. d/b/a Healthcare Network of Southwest Florida and the Association of Area Delivery Systems Sponsors, Inc. More information about Integral Quality Care is available at integralqualitycare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the proposed transaction between Integral Health Plan, Inc. and Molina Healthcare of Florida, Inc. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the satisfaction or waiver of closing conditions for the transaction, successfully transitioning and integrating Integral Health Plan’s members into Molina Healthcare of Florida, attrition in membership pending the completion of and following the transition, maintaining provider relations, accurately estimating incurred but not reported medical costs with respect to this new population, and the possibility that the transaction will not be completed on a timely basis or at all. Additional information regarding the risk factors to which Molina Healthcare is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of Molina Healthcare’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, Molina Healthcare can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and Molina Healthcare cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent Molina Healthcare’s judgment as of the date hereof, and Molina Healthcare disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations that occur after the date of this release.

CONTACT:
Molina Healthcare, Inc.
Investor Relations:
Juan José Orellana, 562-435-3666
or
Public Relations:
Leigh Woodward, 562-233-4532
or
Integral Quality Care, Inc.
Lisa Braswell, Communications Manager, 813-517-8399